Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Ardagh Metal Packaging S.A. of our report dated February 27, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ardagh Metal Packaging S.A. 's Annual Report on Form 20-F for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Dublin, Ireland
July 31, 2025